As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-203836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMS HEALTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1335689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

83 Wooster Heights Road

Danbury, CT 06810

(203) 448-4600

(Address of Principal Executive Offices) (ZIP Code)

Ari Bousbib

Chairman, Chief Executive Officer & President

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

(203) 448-4600

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

IMS Health Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Registration Statement on Form S-3 filed on May 4, 2015 (file no. 333-203836) (the “Registration Statement”) by the Registrant with respect to an indeterminate number of shares of common stock (par value $0.01) and shares of undesignated preferred stock.

On May 3, 2016, Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”), and the Registrant, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Registrant will merge with and into Quintiles, with Quintiles continuing as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of the Registrant will cease (the “Merger”). Immediately prior to the completion of the Merger, Quintiles will convert to a Delaware corporation. In connection with the Merger, the offerings pursuant to the Registration Statement have been terminated. The Registrant hereby removes from registration any of the securities of the Registrant registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 3rd day of October, 2016.

IMS HEALTH HOLDINGS, INC.

By:	/s/Ari Bousbib
Ari Bousbib
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ari Bousbib Ari Bousbib	Chairman of the Board of Directors, Chief Executive Officer & President (Principal Executive Officer)	October 3, 2016

/s/ Ronald E. Bruehlman Ronald E. Bruehlman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2016

/s/ Harshan Bhangdia Harshan Bhangdia	Vice President and Controller (Principal Accounting Officer)	October 3, 2016

A majority of the Board of Directors: John G. Danhakl, Sharad S. Mansukani, M.D., Ronald A. Rittenmeyer, Todd B. Sisitsky, Bryan M. Taylor, Karen L. Katten, James A. Fasano
/s/ Ari Bousbib Ari Bousbib	As Attorney-in-Fact	October 3, 2016